Microsoft Word 10.0.4219;SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                    ADVANCED SEMICONDUCTOR ENGINEERING, INC.
                       (NAME OF SUBJECT COMPANY (ISSUER))

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                         CARLYLE ASIA PARTNERS II, L.P.
                           CAP II CO-INVESTMENT, L.P.
                         MR INVESTMENT HOLDINGS LIMITED
                             MR INVESTMENT LIMITED
                      (NAME OF FILING PERSONS (OFFERORS))

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                           AMERICAN DEPOSITARY SHARES
       (EACH AMERICAN DEPOSITARY SHARE REPRESENTING FIVE ORDINARY SHARES)
                         (TITLE OF CLASS OF SECURITIES)

                              CUSIP NO. 00756M404
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               GREGORY M. ZELUCK
                         MR INVESTMENT HOLDINGS LIMITED
                  C/O CARLYLE ASIA INVESTMENT ADVISORS LIMITED
                   SUITE 2801, 28TH FLOOR, TWO PACIFIC PLACE
                            88 QUEENSWAY, HONG KONG
                                 +852 2878 7000
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                COMMUNICATIONS ON BEHALF OF THE FILING PERSONS)

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                                   COPIES TO:

                                MARK S. BERGMAN
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                                  ALDER CASTLE
                                10 NOBLE STREET
                                LONDON EC2V 7JU
                                +44 207 367 1601

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                           CALCULATION OF FILING FEE

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          TRANSACTION VALUATION*                      AMOUNT OF FILING FEE
---------------------------------------     -----------------------------------
                    N/A                                        N/A

* Set forth the amount on which the filing fee is calculated and state how it was determined.

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[_]  Check box if any part of the fee is offset as provided by Rule  0-11(a)(2)
     and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable
Filing party: Not applicable
Form or Registration No.: Not applicable
Date filed: Not applicable

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X]  third party tender offer subject to Rule 14d-1.

[_]  issuer tender offer subject to Rule 13e-4.

[X]  going-private transaction subject to Rule 13e-3.

[_]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]


ITEM 12. EXHIBITS.

99.1 Letter dated April 17, 2007 from MR Investment Limited to the Board of Directors of Advanced Semiconductor Engineering, Inc. (the "Company"), notifying the Company of the withdrawal by the Carlyle-led consortium of its indication of interest to acquire the Company.


EXHIBIT NO.          DESCRIPTION
-----------------    ----------------------------------------------------------
99.1                 Letter dated April 17, 2007 from MR Investment  Limited to
                     the  Board  of   Directors   of   Advanced   Semiconductor
                     Engineering, Inc. (the "Company"), notifying the Company of the withdrawal by the Carlyle-led consortium of its indication of interest to acquire the Company.